Exhibit (a)(19)


                      IN THE UNITED STATES DISTRICT COURT
                      FOR THE WESTERN DISTRICT OF VIRGINIA
                               LYNCHBURG DIVISION

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                                                   )
                                                   )
ARVINMERITOR, INC. and DELTA                       )
ACQUISITION CORPORATION,                           )
                                                   )
                     Plaintiffs and                )
                     Counterclaim Defendants,      )Civil Action No. 6:03CV00047
v.                                                 )
                                                   )
DANA CORPORATION,                                  )
                                                   )ANSWER AND COUNTERCLAIMS
                     Defendant and                 )OF DANA CORPORATION
                     Counterclaim Plaintiff,       )
                                                   )
and                                                )
                                                   )
JOSEPH M. MAGLIOCHETTI, BENJAMIN F. BAILAR, A.     )
CHARLES BAILLIE, EDMUND M. CARPENTER, ERIC CLARK,  )
GLEN H. HINER, JAMES P. KELLY, MARILYN R. MARKS,   )
RICHARD B. PRIORY, FERNANDO M. SENDEROS, and       )
CHERYL W. GRISE                                    )
                                                   )
                           Defendants.             )
                                                   )
                                                   )
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                                     ANSWER

          Defendant and Counterclaim Plaintiff Dana Corporation ("Dana"), by its undersigned attorneys, for its Answer to the First Amended Complaint For Declaratory and Injunctive Relief of ArvinMeritor, Inc. and Delta Acquisition Corporation (collectively, "ArvinMeritor"), responds as follows:

          1. Denies the allegations of paragraph 1 of the Amended Complaint, except admits that on July 9, 2003, ArvinMeritor commenced a tender offer for all of the

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outstanding shares of Dana common stock for the price of $15.00 per share in cash (the "Offer") and that, according to its public filings, ArvinMeritor will need, among other things, to procure at least $3.7 billion in financing to complete the merger it proposes, and avers that the Offer provides Dana's shareholders no premium over the closing price of Dana's stock on July 8, 2003, the day before the Offer was commenced.

          2. Denies the allegations of paragraph 2 of the Amended Complaint, except admits that on July 9, 2003, ArvinMeritor filed materials pertaining to its tender offer with the Securities and Exchange Commission ("SEC"), and avers that ArvinMeritor's statements and disclosures contained therein are materially misleading in violation of federal securities laws, as further set forth in Dana's counterclaims below.

          3. Denies the allegations of paragraph 3 of the Amended Complaint, and avers that on June 4, 2003, Dana's Chairman and Chief Executive Officer Joseph
M. Magliochetti told Larry D. Yost, ArvinMeritor's Chairman and Chief Executive Officer, that, although he did not believe there was any interest in pursuing a sale of Dana at that time, he would bring ArvinMeritor's proposal to Dana's Board of Directors, and that, after Dana's Board of Directors reviewed ArvinMeritor's June 4 proposal with the assistance of its advisors, Mr. Magliochetti informed Mr. Yost of the Board's decision that discussions with ArvinMeritor regarding its proposal would not be productive.

          4. Denies the allegations of paragraph 4 of the Amended Complaint.

          5. Denies knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 5 of the Amended Complaint.


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          6. Denies the allegations of paragraph 6 of the Amended Complaint, except admits that: (a) on July 22, 2003, Dana filed a Schedule 14D-9 with the SEC; (b) on July 23, 2003, Dana filed Amendment No. 1 to its Schedule 14D-9, which superseded and replaced the Schedule 14D-9 filed on July 22, 2003 in its entirety; and (c) both the superseded July 22, 2003 Schedule 14D-9 and the July 23, 2003 Amendment No. 1 set forth the recommendation of Dana's Board of Directors to Dana's shareholders that they decline to tender their shares in response to the Offer, and respectfully refers the Court to those document for the full and complete contents thereof.

          7. Denies the allegations of paragraph 7 of the Amended Complaint, and avers that ArvinMeritor's statements and disclosures with respect to its Offer are materially misleading in violation of federal securities laws, as further set forth in Dana's counterclaims below.

          8. Avers that the allegations of paragraph 8 of the Amended Complaint set forth relief sought by ArvinMeritor to which no response is required, but avers that ArvinMeritor is not entitled to the relief that it seeks.

          9. Denies the allegations of paragraph 9 of the Amended Complaint, except avers that no response is required as to ArvinMeritor's statement of the relief that it seeks.

          10. Denies the allegations of paragraph 10 of the Amended Complaint, except avers that no response is required as to ArvinMeritor's statement of the relief that it seeks.


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          11. Denies the allegations of paragraph 11 of the Amended Complaint, except avers that no response is required as to ArvinMeritor's statement of the relief that it seeks.

          12. Avers that the allegations of paragraph 12 of the Amended Complaint state conclusions of law to which no response is required.

          13. Avers that the allegations of paragraph 13 of the Amended Complaint state conclusions of law to which no response is required.

          14. Avers that the allegations of paragraph 14 of the Amended Complaint state conclusions of law to which no response is required, and further avers that a Dana subsidiary owns a facility in Buena Vista, Virginia that assembles light vehicle axles and that has approximately 350 employees.

          15. Avers that the allegations of paragraph 15 of the Amended Complaint state conclusions of law to which no response is required.

          16. Denies knowledge and information sufficient to form a belief as to the truth of the allegations of paragraph 16 of the Amended Complaint, except admits that ArvinMeritor has stated in its public filings that it is an Indiana corporation with its headquarters located in Troy, Michigan, and that ArvinMeritor is a global supplier of automotive parts and supplies.

          17. Denies knowledge and information sufficient to form a belief as to the truth of the allegations of paragraph 17 of the Amended Complaint, except admits


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that ArvinMeritor has stated in its public filings that Delta Acquisition Corp.
is a wholly owned subsidiary of ArvinMeritor incorporated under the laws of Virginia.

          18. Admits the allegations of paragraph 18 of the Amended Complaint.

          19. Denies the allegations of paragraph 19 of the Amended Complaint, except admits that Joseph M. Magliochetti is Chairman of Dana's Board of Directors, is Dana's Chief Executive Officer, President, and Chief Operating Officer, and is the only member of Dana's management on Dana's Board of Directors.

          20. Denies the allegations of paragraph 20 of the Amended Complaint, except admits that Benjamin F. Bailar is a director of Dana.

          21. Denies the allegations of paragraph 21 of the Amended Complaint, except admits that A. Charles Baillie is a director of Dana.

          22. Denies the allegations of paragraph 22 of the Amended Complaint, except admits that Edmund M. Carpenter is a director of Dana.

          23. Denies the allegations of paragraph 23 of the Amended Complaint, except admits that Eric Clark is a director of Dana.

          24. Denies the allegations of paragraph 24 of the Amended Complaint, except admits that Glen H. Hiner is a director of Dana and is the Chairman of the Independent Committee that was formed on July 18, 2003.

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          25. Denies the allegations of paragraph 25 of the Amended Complaint, except admits that James P. Kelly is a director of Dana.

          26. Denies the allegations of paragraph 26 of the Amended Complaint, except admits that Marilyn R. Marks is a director of Dana.

          27. Denies the allegations of paragraph 27 of the Amended Complaint, except admits that Richard B. Priory is a director of Dana.

          28. Denies the allegations of paragraph 28 of the Amended Complaint, except admits that Fernando M. Senderos is a director of Dana.

          29. Denies the allegations of paragraph 29 of the Amended Complaint, except admits that Cheryl W. Grise is a director of Dana.

          30. Denies the allegations of paragraph 30 of the Amended Complaint, except admits that in the four years prior to the announcement of ArvinMeritor's Offer, the closing price for Dana's stock ranged from $6.31 to $46.25, and that in the months leading up to the announcement of the Offer, the closing price of Dana's stock had increased from a low of $6.31 on March 14, 2003 to $12.02 by July 7, 2003.

          31. Denies the allegations of paragraph 31 of the Amended Complaint, except admits that over the previous two years Dana has been implementing a substantial restructuring program, that Dana's earnings have improved since the inception of the restructuring program in October 2001, and that Dana's stock price rose substantially in the months prior to the public announcement of the Offer.

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          32. Denies the allegations of paragraph 32 of the Amended Complaint, and avers that on June 4, 2003, Larry D. Yost, ArvinMeritor's Chairman and Chief Executive Officer, telephoned Joseph M. Magliochetti, Dana's Chairman and Chief Executive Officer. Mr. Yost stated that ArvinMeritor was interested in purchasing Dana for $14.00 per share. Mr. Magliochetti told Mr. Yost that, although he did not believe that there was any interest in pursuing a sale of Dana at that time, he would bring the matter to Dana's Board of Directors.

          33. Denies the allegations of paragraph 33 of the Amended Complaint.

          34. Denies the allegations of paragraph 34 of the Amended Complaint, except admits that Mr. Yost sent Mr. Magliochetti a letter dated June 4, 2003 setting forth ArvinMeritor's interest in purchasing Dana, that he sent Dana's Board of Directors a similar letter dated June 16, 2003, and respectfully refers the Court to those letters for the full and complete contents thereof.

          35. Denies the allegations of paragraph 35 of the Amended Complaint, except admits that Mr. Magliochetti sent Mr. Yost two letters, dated June 12, 2003 and June 19, 2003, that reflected the decision of Dana's Board of Directors that it did not believe that ArvinMeritor's proposal was in the best interests of Dana's shareholders, and respectfully refers the Court to those letters for the full and complete contents thereof.

          36. Denies the allegations of paragraph 36 of the Amended Complaint, except admits that Mr. Magliochetti's June 12, 2003 letter to Mr. Yost stated that Dana is "aggressively pursuing a strategic business plan which [Dana's Board] believe[s] is the

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best way to maximize value for [Dana's] shareholders," and respectfully refers the Court to that letter for the full and complete contents thereof.

          37. Denies the allegations of paragraph 37 of the Amended Complaint, except admits that Mr. Magliochetti's June 12, 2003 and June 19, 2003 letters stated that Dana's Board of Directors had reviewed ArvinMeritor's proposal with the assistance of financial and legal advisors, and respectfully refers the Court to those letters for the full and complete contents thereof.

          38. Denies knowledge and information sufficient to form a belief as to the truth of the matters asserted in paragraph 38 of the Amended Complaint, except admits that, on July 8, 2003, ArvinMeritor publicly announced its intention to commence the Offer.

          39. Denies the allegations of paragraph 39 of the Amended Complaint, except admits that, on July 9, 2003, ArvinMeritor commenced its Offer for all the outstanding common stock of Dana for $15.00 per share in cash and that, according to its public filings, ArvinMeritor will need to procure at least $3.7 billion just to complete its financing for the proposed transaction, and avers that ArvinMeritor's Offer provides Dana's shareholders no premium over the closing price for Dana's stock on July 8, 2003, the day before ArvinMeritor commenced its Offer.

          40. Denies the allegations of paragraph 40 of the Amended Complaint, and avers that ArvinMeritor's statements and disclosures with respect to its Offer are

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materially misleading in violation of federal securities laws, as further set forth in Dana's counterclaims below.

          41. Denies the allegations of paragraph 41 of the Amended Complaint.

          42. Denies the allegations of paragraph 42 of the Amended Complaint, except admits that Dana's Schedule 14D-9 states that, on July 18, 2003, Dana's Board formed the Independent Committee "to consider and evaluate the Offer, possible strategic alternatives and other matters," that it states that the Independent Committee consists of all the members of Dana's Board of Directors except Mr. Magliochetti and Mr. Senderos, and respectfully refers the Court to Dana's Schedule 14D-9 for the full and complete contents thereof.

          43. Denies the allegations of paragraph 43 of the Amended Complaint.

          44. Denies the allegations of paragraph 44 of the Amended Complaint, except admits that Dana's Schedule 14D-9 states that, on July 18, 2003, the Independent Committee retained Skadden, Arps, Slate, Meagher & Flom LLP as special counsel to the Independent Committee, and respectfully refers the Court to Dana's Schedule 14D-9 for the full and complete contents thereof.

          45. Denies the allegations of paragraph 45 of the Amended Complaint, except admits that Dana's Schedule 14D-9 sets forth information concerning Dana's Board of Directors' reliance upon advice from its financial and other advisors, and respectfully refers the Court to Dana's Schedule 14D-9 for the full and complete contents thereof.

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          46. Denies the allegations of paragraph 46 of the Amended Complaint, and respectfully refers the Court to Dana's Schedule 14D-9 for the full and complete contents thereof.

          47. Denies the allegations of paragraph 47 of the Amended Complaint.

          48. Denies the allegations of paragraph 48 of the Amended Complaint.

          49. Denies the allegations of paragraph 49 of the Amended Complaint, except admits that Dana's Schedule 14D-9 states that Dana's financial advisors presented a cash flow analysis demonstrating "the sensitivities of the analysis to assumptions contained in management's long-range forecast," and respectfully refers the Court to Dana's Schedule 14D-9 for the full and complete contents thereof.

          50. Denies the allegations of paragraph 50 of the Amended Complaint, except admits that Dana's Schedule 14D-9 sets forth reasons for Dana's Board of Directors' recommendation to Dana shareholders that they not tender their shares in response to the Offer, and respectfully refers the Court to Dana's Schedule 14D-9 for the full and complete contents thereof.

          51. Denies the allegations of paragraph 51 of the Amended Complaint, except admits that Dana's Schedule 14D-9 sets forth reasons for the formation of the Independent Committee, and respectfully refers the Court to Dana's Schedule 14D-9 for the full and complete contents thereof.

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          52. Denies the allegations of paragraph 52 of the Amended Complaint, except admits that Dana's Schedule 14D-9 states that, on June 4, 2003, "Mr. Magliochetti told Mr. Yost that although he did not believe there was any interest in pursuing the sale of [Dana] at this time he would bring the matter to the Board of Directors," and respectfully refers the Court to Dana's Schedule 14D-9 for the full and complete contents thereof.

          53. Denies the allegations of paragraph 53 of the Amended Complaint, and respectfully refers the Court to Dana's Schedule 14D-9 for the full and complete contents thereof.

          54. Denies the allegations of paragraph 54 of the Amended Complaint, except admits that Dana's Schedule 14D-9 refers to Dana's 1998 Directors' Stock Option Plan, and respectfully refers the Court to Dana's Schedule 14D-9 for the full and complete contents thereof.

          55. Denies the allegations of paragraph 55 of the Amended Complaint, except admits that Exhibit (a)(2) to Dana's Schedule 14D-9 contains the press release that announced the recommendation of Dana's Board of Directors to Dana shareholders that they not tender their shares in response to the Offer, and respectfully refers the Court to that press release for the full and complete contents thereof.

          56. Denies the allegations of paragraph 56 of the Amended Complaint, and avers that paragraph 56 of the Amended Complaint states conclusions of law to which no response is required.

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          57. Denies the allegations of paragraph 57 of the Amended Complaint.

          58. Repeats and realleges paragraphs 1 through 57 of this Answer as if fully set forth herein.

          59. Avers that the allegations of paragraph 59 of the Amended Complaint state conclusions of law to which no response is required.

          60. Avers that the allegations of paragraph 60 of the Amended Complaint state conclusions of law to which no response is required.

          61. Denies the allegations of paragraph 61 of the Amended Complaint, except admits that ArvinMeritor has filed materials relating to the tender offer with the SEC.

          62. Denies the allegations of paragraph 62 of the Amended Complaint, except avers that no response is required as to ArvinMeritor's statement of the relief that it seeks.

          63. Denies the allegations of paragraph 63 of the Amended Complaint.

          64. Repeats and realleges paragraphs 1 through 63 of this Answer as if fully set forth herein.

          65. Avers that the allegations of paragraph 65 of the Amended Complaint state conclusions of law to which no response is required.

          66. Denies the allegations of paragraph 66 of the Amended Complaint.

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          67. Denies the allegations of paragraph 67 of the Amended Complaint, except avers that no response is required as to ArvinMeritor's statement of the relief that it seeks.

          68. Denies the allegations of paragraph 68 of the Amended Complaint.

          69. Repeats and realleges paragraphs 1 through 68 of this Answer as if fully set forth herein.

          70. Denies the allegations of paragraph 70 of the Amended Complaint.

          71. Denies the allegations of paragraph 71 of the Amended Complaint, except avers that no response is required as to ArvinMeritor's statement of the relief that it seeks.

          72. Denies the allegations of paragraph 72 of the Amended Complaint.

          73. Repeats and realleges paragraphs 1 through 72 of this Answer as if fully set forth herein.

          74. Denies the allegations of paragraph 74 of the Amended Complaint.

          75. Denies the allegations of paragraph 75 of the Amended Complaint, except avers that no response is required as to ArvinMeritor's statement of the relief that it seeks.

          76. Denies the allegations of paragraph 76 of the Amended Complaint.

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          77. Denies each and every allegation of the Amended Complaint not specifically admitted, and further avers that any allegation admitted is admitted only as to the specific facts admitted, and not as to any characterization, implication, speculation, or conclusion in the allegation or in the Amended Complaint as a whole.

                            FIRST AFFIRMATIVE DEFENSE

          78. The Amended Complaint fails to state a claim upon which relief can be granted.

                           SECOND AFFIRMATIVE DEFENSE

          79. The claims alleged in the Amended Complaint are barred in whole or in part by ArvinMeritor's inequitable conduct and unclean hands.

                            THIRD AFFIRMATIVE DEFENSE

          80. The claims alleged in the Amended Complaint are barred in whole or in part by the doctrines of estoppel and IN PARI DELICTO.

                           FOURTH AFFIRMATIVE DEFENSE

          81. Individuals alleged to be "controlling persons" acted in good faith, had no knowledge of facts, or reasonable grounds to believe in the existence of facts, by reason of which the liability of the controlled person is alleged to exist, and did not directly or indirectly induce any act or acts alleged to constitute a violation of law or a cause of action.

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                            FIFTH AFFIRMATIVE DEFENSE

          82. ArvinMeritor has not suffered any legally cognizable damage by virtue of any matter alleged in the Amended Complaint.

                            SIXTH AFFIRMATIVE DEFENSE

          83. ArvinMeritor does not have standing to pursue the claims asserted in the Amended Complaint.

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          84. Dana reserves its rights to assert other defenses when and if they become appropriate.

                        COUNTERCLAIMS OF DANA CORPORATION

                              PRELIMINARY STATEMENT

          85. These counterclaims are brought under the Securities Exchange Act of 1934, 15 U.S.C. ss.ss. 78a, ET SEQ. (the "Exchange Act"), for injunctive and other relief, to halt an ongoing scheme and plan by ArvinMeritor to take control of Dana through an inadequately priced, unsolicited tender offer made in violation of the disclosure requirements and antifraud provisions of the United States securities laws.

          86. Among the most significant of ArvinMeritor's violations is its failure to disclose that its proposed transaction raises substantial antitrust concerns. There are significant overlaps between Dana's and ArvinMeritor's businesses. As a result, ArvinMeritor's proposed transaction will be subject to intensive scrutiny from

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government antitrust regulators, who may, among other things, file suit to enjoin the merger and/or require divestitures of material overlapping businesses as a condition of closing. Despite these clear and material antitrust issues, ArvinMeritor has provided no meaningful disclosure on antitrust and competition issues in its public filings. Instead, ArvinMeritor's Chairman and Chief Executive Officer Larry Yost has publicly stated, with no basis, that "we'll be able to get all of the regulatory approvals that are necessary."

          87. Moreover, contrary to its disclosed intention to do so, ArvinMeritor has -- highly unusually for a tender offeror -- not even begun the process of seeking review and clearance by U.S. antitrust authorities and, indeed, has failed to make the requisite filing under the Hart-Scott-Rodino Act. Because ArvinMeritor has not made its Hart-Scott-Rodino filing, more than a month after commencing the Offer, it is no longer possible for the normal fifteen-day Hart-Scott-Rodino clearance period to run prior to the end-date for the tender offer, August 28. ArvinMeritor has not explained this failure in any public filings, doubtless knowing that, had the required Hart-Scott-Rodino filing been made at or about the time that the Offer was commenced (as would normally be the case), it would have had to issue a press release fifteen days later explaining the receipt of a so-called "second request" ("Request for Additional Information and Documents") and thus exposed the likely impossibility of ever getting to a closing without massive restructuring imposed by the antitrust authorities.

          88. ArvinMeritor has similarly attempted to conceal the facts relating to its lack of financing for the proposed transaction. Federal securities laws and regulations require an offeror such as ArvinMeritor to clearly describe its financing. Yet,

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ArvinMeritor has never made such disclosures and, indeed when questioned about its financing by the Ohio Division of Securities, ArvinMeritor was forced to admit that it does not presently have adequate financing for the Offer. Following this forced disclosure, the SEC required ArvinMeritor to file additional disclosures concerning its financing (or, in reality, its lack thereof). These supplemental disclosures, however, still fall far short of the level of disclosure required under federal securities laws -- they simply repeat the fact that ArvinMeritor does not presently have financing, stating that ArvinMeritor "has not yet entered into any agreements, commitments, credit facilities, letters of credit or other financing arrangements with respect to such new financings." ArvinMeritor has not disclosed the progress or status of its efforts to obtain financing, whether it has any understandings with any financial institutions concerning financing for the Offer and the proposed merger, or the terms or conditions on which any such financing might be based.

          89. Furthermore, ArvinMeritor has failed to fairly and fully disclose the harmful consequences that may result to Dana's shareholders if ArvinMeritor is unable to procure adequate financing. ArvinMeritor has proposed a two-step merger to gain control of Dana. In the first step of the proposed merger, ArvinMeritor's tender offer subsidiary Delta Acquisition Corp. would purchase at least two-thirds of Dana's common stock through the announced tender offer. In the second step of the proposed merger, ArvinMeritor would cause Dana to be merged into Delta Acquisition Corp. (or another ArvinMeritor subsidiary). As part of this second step, all remaining Dana shares would be acquired by ArvinMeritor or one of its subsidiaries.

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          90. ArvinMeritor, however, may not be able to complete the second step of its proposed merger if it is unable to procure adequate financing. Therefore, Dana shareholders who do not tender their shares, perhaps as many as one-third of the present shareholders, may end up as minority shareholders of a financially troubled and debt-laden ArvinMeritor subsidiary. ArvinMeritor does not disclose this problem to Dana shareholders in its public filings.

          91. ArvinMeritor has also publicly promised that it will achieve $200 million in "synergies," or annual cost savings from cutting jobs and facilities, if it succeeds in acquiring Dana. The tender offer materials that ArvinMeritor has distributed to Dana's shareholders, however, do not state that it will achieve that level of cost savings. Moreover, while it has publicly promised $200 million of savings, according to its offering materials, ArvinMeritor has not yet decided how it would alter the combined company in order to achieve such synergies. In addition to the foregoing, ArvinMeritor has failed to disclose a number of other significant matters, including (i) issues arising from the Virginia Affiliated Transactions Act; (ii) significant pro forma financial information; and (iii) that -- contrary to its statements that its Offer is "non-coercive" to Dana shareholders (E.G., First Amended Complaint P. 4) -- the Offer is indeed highly coercive.

          92. In these and other respects alleged herein, ArvinMeritor's public statements violate the disclosure provisions of federal securities laws governing the conduct of tender offers, specifically 15 U.S.C ss. 78n(e) ("Section 14(e)"), and 15 U.S.C. ss. 78n(d) ("Section 14(d)"). Dana is instituting this action to halt this dissemination of

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materially misleading public statements by ArvinMeritor in violation of these federal securities laws, to correct the omission of material facts, and to enjoin ArvinMeritor's tender offer.

                            PARTIES AND JURISDICTION

          93. Founded in 1904, counterclaim plaintiff Dana is a Virginia corporation with its headquarters and principal place of business at 4500 Dorr Street, Toledo, Ohio. Dana is a leading manufacturing company in the automotive supply industry, and is one of the world's largest suppliers of components, modules, and systems to a wide variety of vehicle manufacturers and related aftermarkets. Dana operates hundreds of factories and facilities in over 30 countries worldwide and employs approximately 60,000 people. As of July 10, 2003, there were 148,637,000 shares of Dana Common Stock outstanding, with a total market capitalization of approximately $2.5 billion. At all relevant times, Dana Common Stock has been registered pursuant to Section 12(b) of the Exchange Act, 15 U.S.C. ss. 78l(b), and has been traded on the New York Stock Exchange and on the Pacific Exchange.

          94. Counterclaim defendant ArvinMeritor is an Indiana corporation with its headquarters in Troy, Michigan. ArvinMeritor is a global supplier of components, modules, and systems to the motor vehicle manufacturing and aftermarket industries. ArvinMeritor is one of Dana's main business competitors.

          95. Counterclaim defendant Delta Acquisition Corp. is a wholly owned subsidiary of ArvinMeritor that is incorporated under the laws of Virginia.

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According to ArvinMeritor's public filings, Delta Acquisition Corp. was formed for the purposes of making the tender offer for Dana stock and carries on no other business.

          96. These counterclaims arise under Sections 14(d) and 14(e) of the Exchange Act and the rules and regulations promulgated thereunder. This Court has subject matter jurisdiction under 28 U.S.C. ss. 1331, because this is a civil action arising under the laws of the United States, and under 15 U.S.C. ss. 78aa, because this is an action brought to enforce liabilities and duties created by the Exchange Act.

                                      FACTS

THE TENDER OFFER

          97. On June 4, 2003, Larry Yost, Chairman and Chief Executive Officer of ArvinMeritor, telephoned Dana's Chairman and Chief Executive Officer, Joseph Magliochetti, and expressed ArvinMeritor's interest in purchasing Dana for $14.00 per share in cash. The same day, Yost followed up this telephone call with a letter memorializing his proposal. After extensive deliberations and consultation with legal and financial advisors, Dana's Board of Directors determined not to accept ArvinMeritor's offer. On June 16, 2003, Yost sent Dana's Board of Directors a second letter substantially repeating the first. After further deliberations and consultation with their legal and financial advisors, Dana's Board of Directors determined again not to accept ArvinMeritor's offer.

          98. On July 8, 2003, ArvinMeritor publicly announced its intention to commence an unsolicited tender offer for Dana. The next day, July 9, 2003,

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ArvinMeritor commenced the announced tender offer and, with its wholly owned subsidiary Delta Acquisition Corp., filed a Tender Offer Statement under cover of Schedule TO (the "Filing"). Pursuant to the Offer, ArvinMeritor is seeking to purchase all outstanding shares of Dana Common Stock for $15.00 each. According to its public filings, based on the number of outstanding shares of Dana Common Stock and the amount of debt that will need to be refinanced, ArvinMeritor needs (and presently does not have) at least $3.72 billion to finance the transaction that it is seeking to effectuate. On July 16, 2003, ArvinMeritor disseminated to Dana's shareholders an offer to purchase (the "Offer to Purchase"), which purports to describe ArvinMeritor's Offer.

          99. On July 22, 2003, after a number of meetings and deliberations about ArvinMeritor's Offer and consultation with legal and financial advisors, the Dana Board determined that ArvinMeritor's Offer is inadequate from a financial point of view and is not in the best interests of Dana or its shareholders.

FAILURE TO DISCLOSE SUBSTANTIAL ANTITRUST RISKS

          100. As previously alleged, in violation of federal securities laws, ArvinMeritor has failed to disclose the serious antitrust problems that exist with respect to its proposed merger transaction. These antitrust issues could either prevent ArvinMeritor from completing the merger at all or require divestitures so substantial that they would cause the merger transaction to lose all financial viability, to the extent that it has any in the first place.

          101. Dana and ArvinMeritor are the only major producers in North America of axles, driveshafts and foundation brakes for medium- and heavy-duty trucks.

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Dana's and ArvinMeritor's combined market shares in these products range from 80 percent to 100 percent. In addition, Dana and ArvinMeritor, through joint arrangements with Eaton and ZF, respectively, are the only North American suppliers of complete drive train systems for heavy trucks. As a result of the two companies' extraordinarily high combined market shares in these markets, ArvinMeritor's proposed transaction will unquestionably be subject to intensive scrutiny from government antitrust authorities. This scrutiny may indeed result in government litigation to block ArvinMeritor's proposed merger. At the very least, government antitrust authorities are likely to require the divestiture of substantial assets from the proposed combined company before permitting the transaction to proceed.

          102. ArvinMeritor has exacerbated the misleading nature of its statements and non-disclosures by failing to file the antitrust submission required under the Hart-Scott-Rodino Act, despite its misleading July 9, 2003 promise in its Filing to do so "shortly." In failing to submit its Hart-Scott-Rodino filing within a few days of the commencement of the Offer, ArvinMeritor has acted contrary to the customary and overwhelming practice of companies making tender offers. Indeed, because (as of the filing date of this pleading) ArvinMeritor has still not filed a Hart-Scott-Rodino submission, it is now impossible for the normal fifteen-day Hart-Scott-Rodino clearance period to be completed prior to the present end-date for the Offer, August 28. ArvinMeritor's failure to file its Hart-Scott-Rodino submission is presumably based on its awareness of the serious antitrust problems with its proposed transaction, the near certainty that federal antitrust authorities would issue a "second request" within fifteen

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days thereafter, and its desire not to have to disclose that such a "second request" has been issued.

          103. And all the while, ArvinMeritor attempts to mislead Dana's shareholders into believing that there are no antitrust problems with the Offer and proposed merger. Thus, in its Filing and its Offer to Purchase, ArvinMeritor misleadingly states that it expects to "obtain all regulatory approvals required for the Offer and the Proposed Merger without impairing the value of the transaction." Similarly, in a July 8, 2003 conference call with analysts, ArvinMeritor's Chairman and Chief Executive Officer Larry Yost misleadingly declared "we expect to get the regulatory [antitrust] approvals without doing anything to diminish the value of this transaction."

FAILURE TO DISCLOSE FINANCING PLANS AND RISKS

          104. ArvinMeritor has also misrepresented (and continues to misrepresent) the actual viability of the transaction itself from a financial perspective. ArvinMeritor's failure to disclose its financing plans -- and the risk that it will not be able to finance its Offer at all -- misleads investors and constitutes a clear failure to comply with the federal securities laws.

          105. In its Filing and its Offer to Purchase, ArvinMeritor states that it will attempt to fund the Offer with "cash on hand" of $121 million and "one or more new financings," which new financings "are expected to take the form of one or more new credit facilities and private or public placements of debt securities (which may include term and revolving bank debt, accounts receivable securitizations and/or high yield

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

bonds) and" -- for good measure -- "may also include other capital raising transactions." Given that ArvinMeritor has acknowledged that it would need approximately $2.4 billion solely to complete the purchase of Dana Common Stock in the Offer and at least $3.72 billion to both complete the Offer and refinance debt that will become due as a result of the Offer, it is clear that the $121 million in cash that ArvinMeritor has on hand is grossly insufficient to accomplish the transaction it proposes. Yet ArvinMeritor's disclosure omits to provide any details of how it intends to obtain the additional funds needed for the transaction or the progress and status of any such efforts.

          106. Instead, ArvinMeritor's Filing and Offer to Purchase state only that it plans to finance a multi-billion dollar tender offer via some "one or more financings." Faced with this disclosure, or more accurately non-disclosure, the Ohio Division of Securities forced ArvinMeritor to disclose to Ohio shareholders that it does not in fact have any financing in place. As ArvinMeritor conceded in a July 14, 2003 press release that the Ohio Division of Securities required ArvinMeritor to release for Dana's Ohio shareholders, ArvinMeritor "has not yet entered into any agreements, commitments, credit facilities, letters of credit or other financing arrangements with respect to the new financings [needed to fund the tender offer]." This disclosure, which the SEC later required ArvinMeritor to make to all Dana shareholders, is itself inadequate. Dana's shareholders still have not been informed as to how ArvinMeritor intends to obtain financing, the progress of those efforts, whether ArvinMeritor has any understanding with any financial institutions concerning possible financing, and the likely terms and conditions on which such financing would be based.

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

          107. Not only is the failure to adequately disclose information concerning financing (or the lack thereof) a violation of the disclosure requirements of the securities laws and regulations, but it is a highly material omission from the standpoint of investors. ArvinMeritor has expressly conditioned its Offer on the receipt of financing sufficient: (a) to consummate the tender offer and the second-step merger with Dana; and (b) to refinance all Dana and ArvinMeritor debt that is required to be repurchased or that becomes due as a result of the tender offer and merger (the "Financing Condition"). Yet, so little information concerning financing is provided that it is impossible for shareholders to evaluate the Financing Condition. Shareholders do not know, for example, whether ArvinMeritor's financing arrangements themselves have or will have conditions that (in light of the Financing Condition) will effectively constitute conditions to the tender offer itself and may enable ArvinMeritor to avoid consummating the Offer.

          108. The ratings agencies have shown skepticism as to ArvinMeritor's capacity to finance the proposed transaction, as demonstrated by: (a) Standard and Poor's placing ArvinMeritor on CreditWatch with negative implications on July 8, 2003; (b) Moody's taking similar action the same day; and (c) Fitch's downgrading of ArvinMeritor's debt after the announcement of its Offer. Under these circumstances, the details of ArvinMeritor's financing arrangements (or lack thereof) are of particular importance to the investment decisions of Dana equity holders.

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

MISLEADING STATEMENTS CONCERNING SYNERGIES

          109. ArvinMeritor has also misled Dana shareholders with respect to the "synergies" that it contends that it can achieve through its proposed transaction. In this regard, ArvinMeritor has publicly stated that it expects to obtain $200 million in "synergies," I.E., annual cost savings from cuttings jobs and facilities, if it succeeds in acquiring Dana. For example, in a July 15, 2003 article in the Detroit Free Press, ArvinMeritor's Chairman and Chief Executive Officer Larry Yost is quoted as saying, "when we say we'll deliver $200 million of integration cost synergies with Dana, you can take that to the bank."

          110. Despite this public guarantee from Mr. Yost, however, ArvinMeritor's Offer to Purchase distributed to Dana's shareholders does not mention ArvinMeritor's $200 million in promised synergies. The Offer to Purchase is also devoid of specific information addressing how such synergies would be achieved. Moreover, in contrast to Yost's public statements concerning $200 million of synergies, the Offer to Purchase indicates that ArvinMeritor has not yet determined how it could achieve synergies and that it would not make such determinations until it commenced "the process of integrating the businesses of [ArvinMeritor] and [Dana]." ArvinMeritor's disclosures thus state that, at that time, ArvinMeritor "WILL NEED TO CONSIDER all of its options in connection with the realization of potential synergies, which MAY include . . . the optimization of facilities, the elimination of redundancies in corporate services and infrastructure as well as general and administrative operations, the elimination of

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

overlaps in selling and marketing efforts and a reduction in working capital and fixed assets" (emphasis added).

THE FAILURE TO DISCLOSE ISSUES ARISING OUT OF THE VIRGINIA AFFILIATED TRANSACTIONS ACT

          111. ArvinMeritor conditions its Offer on being satisfied that "the Virginia Affiliated Transactions Act . . . has been invalidated or will otherwise not prohibit or impede, for any period of time, the proposed merger .
.. . ." What ArvinMeritor fails to disclose, however, is that there is little chance that this condition will ever be fulfilled without Dana's directors supporting the Offer, which they have repeatedly informed ArvinMeritor that they do not.

          112. Under the Virginia Affiliated Transactions Act, a shareholder qualifying as "an interested shareholder" (as ArvinMeritor will should the Offer succeed) cannot -- without waiting three years -- cause the merger of the company of which it is an interested shareholder with any entity affiliated with the interested shareholder WITHOUT approval of a BOTH majority of the company's disinterested directors (I.E., current members of the Dana Board and directors recommended and supported by a majority of such current directors) AND two-thirds of the voting shares other than those shares beneficially owned by the interested shareholder. Thus, ArvinMeritor would not be able to complete its proposed second-step merger for three years -- a circumstance that ArvinMeritor has indicated, through its conditions, is unacceptable to it. The result of this is that so long as Dana's directors do not support ArvinMeritor's Offer, ArvinMeritor

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

cannot actually complete the second-step merger -- a key fact that ArvinMeritor does not adequately disclose in any of its public materials.

          113. ArvinMeritor also improperly fails to disclose that, should it waive the Virginia Affiliated Transactions Act condition and consummate the Offer, Dana shareholders who do not tender their shares to ArvinMeritor will be relegated, for three years, to the status of minority shareholders of a company majority-owned by ArvinMeritor, which will likely be heavily indebted and whose shares are likely to be highly illiquid.

FAILURE TO DISCLOSE PRO FORMA FINANCIAL INFORMATION

          114. ArvinMeritor's Filing and Offer to Purchase also fail to provide pro forma financial information relating to the proposed combination of ArvinMeritor and Dana, despite SEC regulations that require pro forma financial information to be furnished if material, which it unquestionably is under the present circumstances. In view of the Financing Condition described above, ArvinMeritor's financial ability to close the Offer will hinge upon debt investors' evaluations of the debt capacity of the proposed combined entity. As discussed above, there are significant uncertainties in the marketplace with respect to ArvinMeritor's ability to raise adequate capital for the proposed transaction. In deciding whether to tender, investors must be afforded the opportunity to evaluate the leverage and cash flow of the proposed combined entity in order to make a judgment about whether sufficient cash can be raised to close the Offer. Absent pro forma financial information, investors' ability to perform this analysis is significantly impeded.

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

          115. In addition, in order to make an informed decision whether to tender their shares, investors need to be in a position to evaluate the prospects of non-tendering shareholders in the event the Offer succeeds. Because there is no assurance that non-tendering shareholders will promptly be cashed out -- indeed, ArvinMeritor expressly reserves the right to offer "shares of [ArvinMeritor] common stock and/or other securities or consideration" in any second-step transaction -- the financial characteristics of the proposed combined entity figure heavily into this analysis. Absent pro forma financial information, Dana equity holders are not in a position to make an informed decision whether or not to tender.

FAILURE TO DISCLOSE COERCIVE NATURE OF THE OFFER

          116. As indicated, the Offer to Purchase does not assure shareholders of the receipt of cash or any other particular form of consideration in a back-end "second-step" merger. Instead, ArvinMeritor explicitly reserves the right to offer its own common stock "and/or other securities or consideration" in such a merger. Since the value of any such "other securities or consideration" is indeterminate, shareholders who do NOT wish to tender into the Offer risk being compelled to exchange their shares for such indefinite consideration in a second-step merger.

          117. As a result, the Offer is coercive in that it effectively forces shareholders to tender their shares out of fear that, if they do not tender, they will receive far less value in a back-end merger. This coercion is heightened by ArvinMeritor's lack of financing: shareholders may be concerned that ArvinMeritor will only be in a position to finance its proposed tender offer and not any second-step merger and, accordingly,

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

they will feel compelled to tender. Further, in light of the provisions of the Virginia Affiliated Transactions Act, shareholders may be concerned that any second-step consideration will be delayed for at least three years, during which period the shareholders will be at the mercy of ArvinMeritor's financial condition; this again has the effect of forcing Dana shareholders to tender into the Offer.

          118. ArvinMeritor's public disclosures fail to disclose that the Offer is coercive in these respects.

                                    * * * * *

          119. By virtue of the foregoing, ArvinMeritor's Filing and Offer to Purchase and related public statements violate Sections 14(d) and 14(e) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

          120. ArvinMeritor's tender offer materials contain material nondisclosures and misleading statements that prevent and will continue to prevent Dana's shareholders from accurately and informedly assessing the tender offer with which they have been presented.

          121. These omissions and misleading statements are material because a reasonable person would attach importance to the omitted or misstated facts in determining his or her choice of action in this tender offer and because the omitted or misstated facts might affect the value of Dana's shares.

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


          122. Through these material omissions and misstatements, ArvinMeritor has intentionally and willfully engaged in conduct designed to deceive or defraud investors and Dana's shareholders.

          123. Under the federal securities laws, this Court is authorized to remedy the foregoing wrongdoings by ordering corrective disclosure and restatement, by enjoining the Offer, and by ordering any other relief appropriate to the circumstances.

                                IRREPARABLE HARM

          124. Through its repeated false and misleading statements and material omissions, ArvinMeritor seeks improperly to influence and to coerce the decisions of Dana's shareholders regarding ArvinMeritor's Offer. As a direct consequence of ArvinMeritor's aforementioned unlawful actions, Dana and its public shareholders have suffered, are continuing to suffer, and -- unless ArvinMeritor's improper activities are enjoined -- will continue to suffer irreparable harm.

                             FIRST CLAIM FOR RELIEF
               (FOR VIOLATIONS OF SECTION 14(E) OF THE SECURITIES
                              EXCHANGE ACT OF 1934)

          125. Dana repeats and realleges the allegations of Paragraphs 1 through 124 as if fully set forth herein.

          126. ArvinMeritor's statements made in the context of its tender offer for Dana and set forth above contain numerous untrue statements of material fact and omit to state material facts necessary to make the statements not misleading, and ArvinMeritor has further engaged in deceptive and manipulative acts and practices.

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

Accordingly, these statements were and are being made in violation of Section 14(e) of the Exchange Act.

          127. Dana has no adequate remedy at law.

                             SECOND CLAIM FOR RELIEF
               (FOR VIOLATIONS OF SECTION 14(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934)

          128. Dana repeats and realleges the allegations of Paragraphs 1 through 127 as if fully set forth herein.

          129. As set forth above, ArvinMeritor's Filing and Offer to Purchase, among other things, fail adequately to disclose the source of the funds to be used in ArvinMeritor's attempted purchase of Dana; fail adequately to disclose a sufficient description of the transactions by which it plans to obtain funding for the Offer; fail adequately to disclose plans or proposals ArvinMeritor has to sell Dana assets or to make any other major change in its business or corporate structure, including in order to achieve, among other things, the promised $200 million in synergies/cost savings; and fail to disclose pro forma financial information for the proposed combined company. Accordingly, for these and other reasons, ArvinMeritor's statements were and continue to be in violation of Section 14(d) of the Exchange Act and rules promulgated thereunder.

          130. Dana has no adequate remedy at law.

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

                                PRAYER FOR RELIEF

          WHEREFORE, Dana seeks judgment as follows:

          (a) declaring that ArvinMeritor has violated Sections 14(e) and 14(d) of the Exchange Act, and rules promulgated thereunder, and enjoining ArvinMeritor from continuing to commit such violations;

          (b) requiring ArvinMeritor to file disclosures correcting its materially misleading statements and omissions and extending its tender offer for such time as is necessary for Dana shareholders to fully analyze such revised disclosures;

          (c) preliminarily and permanently enjoining ArvinMeritor from pursuing its tender offer for Dana's shares;

          (d) retaining jurisdiction to ensure that ArvinMeritor complies fully with the Court's orders;

          (e) awarding Dana its costs of suit, including reasonable attorneys' fees; and

          (f) granting Dana such other and further relief as the Court may deem just and proper.

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                                   RESPECTFULLY SUBMITTED,

                                   DANA CORPORATION



                                   By:
                                      ---------------------------------------
                                             Counsel

Edward J. Fuhr (VSB No. 28082)
Stacy M. Colvin (VSB No. 36245)
Eric H. Feiler (VSB No. 44048)
Terence J. Rasmussen (VSB No. 48688)
HUNTON & WILLIAMS
        Riverfront Plaza, East Tower
        951 E. Byrd Street
        Richmond, Virginia 23219
        (804) 788-8200 (telephone)
        (804) 788-8218 (facsimile)

and

WACHTELL, LIPTON, ROSEN & KATZ
        51 West 52nd Street
        New York, NY 10019
        (212) 403-1000 (telephone)
        (212) 403-2000 (fax)

COUNSEL FOR DEFENDANT AND COUNTERCLAIM PLAINTIFF DANA CORPORATION

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